Exhibit 1

JOINT FILING AND SOLICITATION AGREEMENT

This joint filing and solicitation agreement (this “Agreement”) is made and entered into as of March 18, 2018, between (a) Vintage Capital Management, LLC, a Delaware limited liability company (“Vintage Capital”), Kahn Capital Management, LLC, a Delaware limited liability company (“Kahn Capital”), and Brian R. Kahn; and (b) Shah Capital Management, Inc., a North Carolina corporation (“SCM”), Shah Capital Opportunity Fund LP, a Delaware limited partnership, and Himanshu H. Shah. The parties to this Agreement are each referred to as a “Party” and referred to collectively as the “Parties” or the “Group.”

WHEREAS, each of the Parties is a stockholder, direct or beneficial, of Vitamin Shoppe, Inc., a Delaware corporation (the “Company”); and

WHEREAS, the Parties wish to form a “group” for the purpose of: (a) seeking representation on the Company’s Board of Directors at its 2018 Annual Meeting of Stockholders or a Special Meeting of Stockholders (whether in lieu of an annual meeting or otherwise) that includes the election of directors (in each case including any adjournments, postponements or other delays thereof, the “2018 Annual Meeting”); (b) taking all other action with respect to the foregoing; and (c) taking any other actions that the Group determines to undertake in connection with the Parties’ respective investments in the Company (collectively, the “Group Activities”).

NOW, IT IS AGREED by the Parties:

1.          Joint Filing. In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each Party agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company (including, options to purchase or sell securities of the Company, and swaps, synthetics and other derivative securities or instruments the value of which is solely and directly related to equity securities of the Company) (collectively, “Securities”). Each Party will be responsible for the accuracy and completeness of such Party’s disclosure in any such filing, and is not responsible for the accuracy and completeness of the information concerning the other Parties, unless such Party knows or has reason to know that such information is inaccurate.

2.          Notification of Transactions. So long as this Agreement is in effect, each of the Parties will provide prompt notice to Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”) of any (a) purchases or sales of Securities; or (b) Securities over which they acquire or dispose of beneficial ownership. Such notice will be given no later than 12 hours after each such transaction. For purposes of this Agreement, the term “beneficial ownership” will have the meaning given to such term set forth in Rule 13d-3 under the Exchange Act.

3.          Purpose. The Parties agree to form the Group for the purpose of undertaking the Group Activities.

4.          Costs. The Parties agree that certain expenses and costs (including all legal fees) are likely to be incurred in connection with the Group’s activities (the “Expenses”). Vintage Capital will be responsible for all Expenses.

5.          Coordination. The Parties will agree in advance upon any filing with the Securities and Exchange Commission filing, press release, communication, shareholder communication, or any proposed agreement or negotiating position of the Group or any Party, in each case in connection with the Group Activities, except as specified below. The Parties will work in good faith to resolve any disagreement that may arise between them concerning decisions to be made, actions to be taken or statements to be made in connection with the Group Activities.

6.          Limited Relationship. The relationship of the Parties will be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship will be construed and deemed to be for the sole and limited purpose of carrying on such business as described in this Agreement. Nothing in this Agreement will be construed to authorize any Party to act as an agent for any other Party, or to create a joint venture or partnership, or to constitute an indemnification. Except as otherwise provided in this Agreement, nothing in this Agreement will restrict any Party’s right to purchase or sell Securities as it deems appropriate, in its sole discretion, so long as all such purchases and sales are made in compliance with all applicable securities laws and this Agreement.

7.          Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.          Jurisdiction; Governing Law. Each Party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) for any action, suit or proceeding arising out of or relating to this Agreement (and agrees not to commence any action, suit, or proceeding relating thereto except in the Chancery Court). To the extent that the Chancery Court would not have subject matter jurisdiction over any such action, suit or proceeding, each Party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of any state or federal court in the State of Delaware (such courts, together with the Chancery Court, the “Chosen Courts”). Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in the Chosen Courts, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any Chosen Court has been brought in an inconvenient forum. The Parties agree that a final judgment no longer subject to appeal in any such dispute will be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. This Agreement is governed by and construed in accordance with the laws of the State of Delaware.

9.          Specific Performance. Each Party acknowledges that (a) the Parties would be irreparably injured by a breach of this Agreement; and (b) monetary remedies would be inadequate to protect the non-breaching Parties against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the non-breaching Parties, each Party agrees to (i) the granting of equitable relief, including injunctive relief and specific performance, in the other Parties’ favor without proof of actual damages in the event of the actual or threatened breach of this Agreement; and (ii) waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy will not be deemed to be the exclusive remedy for a breach of this Agreement but will be in addition to all other remedies available at law or equity to the non-breaching Parties.

10.         Termination. This Agreement will terminate upon the earlier of (a) the certification of votes in connection with the 2018 Annual Meeting; or (b) 48 hours after written notice of termination delivered by one Party to all other Parties.

11.         Counsel. Each of the Parties agrees that WSGR will act as counsel for the Group and each of Vintage Capital, Kahn Capital and Mr. Kahn, in each case as it relates to the Group Activities and their investment in the Company.

12.         Filing Requirement. Each of the Parties agrees that this Agreement will be filed as an exhibit to any Schedule 13D that may in the future be required to be filed under applicable law pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties caused this Agreement to be executed as of the day and year first above written.

VINTAGE CAPITAL MANAGEMENT, LLC

By:	/s/ Brian R. Kahn
Name: Brian R. Kahn
Title: Manager

KAHN CAPITAL MANAGEMENT, LLC

By:	/s/ Brian R. Kahn
Name: Brian R. Kahn
Title: Manager

BRIAN R. KAHN

/s/ Brian R. Kahn

Shah Capital Management, Inc.

By:	/s/ Himanshu H. Shah
Name: Himanshu H. Shah
Title: President and Chief Investment Officer

Shah Capital Opportunity Fund LP

By:	/s/ Himanshu H. Shah
Name: Himanshu H. Shah
Title: Managing Member

Himanshu H. Shah

/s/ Himanshu H. Shah

[Signature Page to Joint Filing and Solicitation Agreement]